Exhibit 107.1
Calculation of Filing Fee Table
424(b)(5)
(Form Type)
Duke Energy Carolinas, LLC
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Debt	First and Refunding Mortgage Bonds, 2.85% Series due 2032	457(r)	$500,000,000	99.939%	$499,695,000	0.0000927	$46,321.73
Fees to Be Paid	Debt	First and Refunding Mortgage Bonds, 3.55% Series due 2052	457(r)	$650,000,000	99.687%	$647,965,500	0.0000927	$60,066.40
	Total Offering Amount					$1,147,660,500
	Net Fee Due							$106,388.13